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SpectRx, Inc. Signs Agreement to Manufacture and Supply New Non-invasive Cancer Detection Devices

New breast and cervical cancer detection devices to be launched in fast-growing Asian Markets

NORCROSS, GA (November 27, 2007) - SpectRx, Inc. (Pink Sheets: SPRX), today announced it has entered into a manufacturing agreement with the MacKay Group, Ltd. to supply non-invasive breast and cervical cancer detection products for certain territories within the Asian market.

Under terms of the agreement, SpectRx plans to contract manufacture for MacKay 1,000 Biofield Breast Diagnostic Systems, and MacKay plans to purchase a specified minimum number of SpectRx's LightTouch™ Non-invasive Cervical Cancer Detection Devices and associated single-patient-use disposables.

"This agreement with the MacKay Group should enable us to ramp up our manufacturing facility and provide early access to the rapidly growing Asian healthcare markets for our core cervical cancer detection technology," said Mark Faupel, Ph.D., SpectRx, Inc. CEO and President. "We believe that these two remarkable technologies provide opportunities to significantly improve women's healthcare and provide value to our shareholders."

"We are excited that Biofield and SpectRx are joining forces to combat two of the leading killers of women in the world," said Michael J. Antonoplos, Biofield CEO. "Both technologies represent new, cost-effective approaches to the early detection of cancer that are portable, easy to use and can be implemented in many different healthcare environments."

"The growing economies and large populations of eastern Asian countries represent enormous commercial opportunities for both companies," said James MacKay, Chairman of the MacKay Group. "Through our clinical trials and symposia held in key Asian markets, we have been raising awareness and acceptance of the idea that new cancer detection technology is becoming available, even to underserved populations."

Production of the Biofield system is expected to commence in the first half of 2008, with production of the LightTouch™ device to follow. Financial terms of the agreement were not disclosed.

The SpectRx LightTouch™ Non-invasive Cervical Cancer Detection Device uses proprietary technology to identify cancers and precancers painlessly and non-invasively by scanning the cervix with light. The technology distinguishes between normal and diseased tissue by detecting biochemical and morphological changes at the cellular level. Unlike Pap or HPV tests, the non-invasive scan does not require a tissue sample or laboratory infrastructure and results are available immediately. To date, more than 2,500 women have been tested with prototypes of the non-invasive cervical cancer detection device. Research and commercialization of the device are being funded, in part, by more than $3 million in grants from the National Cancer Institute (NCI). The SpectRx test is undergoing its pivotal clinical trial in anticipation of a premarket approval (PMA) application with the U.S. Food and Drug Administration.

According to the World Health Organization, breast and cervical cancer are the two most common cancers in women. About 500,000 women die from breast cancer annually, and 200,000 women die from cervical cancer each year.

About SpectRx

SpectRx, Inc. (Pink Sheets: SPRX) is developing a rapid and painless test for the early detection of disease that leads to cervical cancer. The technology is designed to quickly eliminate false positive Pap and HPV results and discover cervical disease missed by existing tests. Unlike Pap and HPV tests, the device does not require a painful tissue sample and results are known immediately. For more information, visit SpectRx's web sites at www.spectrx.com and www.guidedtherapeutics.com.

About The MacKay Group Limited

The MacKay Group is a Hong Kong corporation which has built strategic relationships with government, industry, funding, technology, and other representatives in mainland China, Hong Kong, Macau, the Philippines, Japan, and other parts of Asia; Europe; Africa; the Middle East; Latin America; and North America, and utilizes those strategic relationships to, among other things, help develop, market, distribute, manufacture, and otherwise commercialized advanced technology in global markets. James MacKay is the chairman of the MacKay Group.

The SpectRx Non-invasive Cervical Cancer Detection Device is an investigational device and is limited by federal law to investigational use.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995. A number of the matters and subject areas discussed in this news release that are not historical or current facts deal with potential future circumstances and developments. The discussion of such matters and subject areas is qualified by the inherent risks and uncertainties surrounding future expectations generally and also may materially differ from SpectRx's actual future experience involving any of or more of such matters and subject areas. Such risks and uncertainties include: the early stage of products in development, the uncertainty of market acceptance of products, the uncertainty of development or effectiveness of distribution channels, the intense competition in the medical device industry, the uncertainty of capital to develop products, the uncertainty of regulatory approval of products, dependence on licensed intellectual property, as well as those that are more fully described from time to time under the heading "Risk Factors" in SpectRx's reports filed with the SEC, including SpectRx's Annual Report on Form 10-KSB for the fiscal year ended December 31, 2006 and subsequent quarterly reports.

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